UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 19, 2012

PORTER BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Eastpoint Parkway, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip code)

(502) 499-4800
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 19, 2012, Porter Bancorp, Inc., parent company of PBI Bank, announced that John T. Taylor had been named President and CEO of PBI Bank and President of Porter Bancorp, Inc.  Mr. Taylor will also be appointed to the board of directors of Porter Bancorp and PBI Bank .

Maria L. Bouvette, who previously served as President of Porter Bancorp and President and CEO of PBI Bank, will continue to serve as Chief Executive Officer and Chairman of the Board for Porter Bancorp, and Chairman of the Board of PBI Bank.

A copy of the press release announcing these changes is attached as Exhibit 99.1 to this report.

Mr. Taylor, age 52, most recently served as President and CEO of American Founders Bank, Inc. and American Founders Bancorp, Inc. of Lexington, Kentucky.  Before joining American Founders in 2007, he served in senior management positions with increasing responsibility for PNC Bank, N.A., including as President of its Ohio/ Northern Kentucky region from 2001 through 2007. He has over 28 years of banking experience in Kentucky and Ohio.  Mr. Taylor holds a Master’s Degree in Business Administration and a Bachelor’s Degree in Business Administration from the University of Kentucky.  He is actively involved in a number of civic and professional organizations and currently serves on the Advisory Council of the Lexington Federal Reserve.

In connection with Mr. Taylor’s appointment to these positions, Porter Bancorp and PBI Bank expect to enter into an employment agreement with Mr. Taylor, when the terms of the agreement receive requisite approvals by the Federal Deposit Insurance Corporation and the Federal Reserve Board.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release issued July 19, 2012.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTER BANCORP, INC.

Date:	July 25, 2012	By:	/s/ Maria L. Bouvette
Maria L. Bouvette
Chief Executive Officer and Chairman
of the Board

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